Exhibit 99.1

FIRST PACTRUST BANCORP, INC. ANNOUNCES

3rd QUARTER 2010 EARNINGS

October 15, 2010 — Chula Vista, California — First PacTrust Bancorp, Inc. (Nasdaq: FPTB), the holding company for Pacific Trust Bank, is pleased to announce earnings of $3.0 million and $1.4 million for the third quarter and for the nine month period ended September 30, 2010, respectively. The Company experienced a reduction in the level of its delinquent and non-performing loans and other real estate owned “OREO” between June 30, and September 30, 2010. The Company also experienced an increase in its net interest margin from 3.45% to 4.13%, driven primarily by a decrease in the Company’s cost of deposits to 1.12%. Book value per common share rose to $18.79 as of September 30, 2010, compared to $18.34 as of September 30, 2009.

Earnings Summary

First PacTrust Bancorp reported net income of $3.0 million, and $1.4 million for the quarter and nine month periods ended September 30, 2010, respectively. This compares to net income of $1.5 million and a net loss of $398 thousand for the quarter and the nine months ended September 30, 2009, respectively. After preferred dividends, the third quarter’s net income available to common shareholders was $2.8 million or $.66 per diluted share compared to net income available to common shareholders of $1.2 million or $0.30 per diluted share for the prior year’s third quarter. For the nine months ended September 30, 2010, the net income available to common shareholders after preferred dividends was $696 thousand or $.17 per diluted share compared to a net loss available to common shareholders of ($1.1) million or ($.28) per diluted share for the nine month period of the prior year.

During the quarter, OREO decreased by $552 thousand (7%) to $7.8 million at September 30, 2010 and consisted of six properties. Non-performing loans decreased by $3.3 million (7%) and totaled $50.3 million as of September 30, 2010, compared to $53.6 million at June 30, 2010 and $50.9 million at December 31, 2009.

The Company’s provision for loan losses totaled $781 thousand during the third quarter, reflecting a decrease of $1.9 million from the third quarter of 2009 and a decrease of $4.9 million as compared to the quarter ended June 30, 2010. The allowance for loan losses as a percentage of loans outstanding was 2.5% at September 30, 2010, compared to 1.4% at September 30, 2009 and 2.5% at June 30, 2010. Net loan charge-offs decreased $1.1 million during the third quarter and totaled $917 thousand compared to $2.1 million for the second quarter of 2010.

President and Chief Executive Officer, Hans Ganz stated that “We were pleased to announce solid earnings for the quarter combined with a decrease in the levels of non-performing loans and loan delinquencies; the expansion of our net interest margin; solid growth in low cost deposits and continued strong performance in our securities portfolio. Additionally, the closing of our private placement is on track and, subject to shareholder approval, is expected to close in the fourth quarter of 2010.”

For the quarter ended September 30, 2010, net interest income before provision for loan losses increased $872 thousand to $8.1 million, compared to $7.3 million in the same period of the prior year. This resulted from a larger decline in interest rates paid on deposits and advances compared to the reduced interest rates received on loans. Interest income on loans decreased $1.0 million from the third quarter of the prior year to $9.2 million for the third quarter of 2010 due to a decrease in the average balance of loans receivable of $77.8 million. Interest expense decreased $1.7 million from the third quarter of the prior year to $2.5 million for the third quarter of 2010 due primarily to an 84 basis point reduction in the Company’s cost of funds as well as a $22.9 million decrease in the average balance of interest bearing liabilities, including the reduction of $25.0 million of Federal Home Loan Bank advances during the third quarter. For the quarter ended September 30, 2010, the Company’s cost of deposits was 1.12% and the Company’s cost of funds was 1.32%. For the nine months ended September 30, 2010, net interest income before provision for loan losses increased $1.1 million as compared to the same period of the prior year to $22.5 million due to a 31 basis point increase in the Company’s net interest margin.

For the quarter ended September 30, 2010, non-interest expense increased $402 thousand to $3.8 million compared to $3.4 million for the same period of the prior year. This was primarily due to a $386 thousand valuation allowance on OREO. For the nine months ended September 30, 2010, non-interest expense increased $1.8 million to $13.0 million compared to $11.2 million for the same period of the prior year. This was also due to increased reserves on OREO as well as increased foreclosure expenses on non-performing loans.

Total assets decreased $18.8 million to $862.7 million at September 30, 2010 from $881.5 million at June 30, 2010 and decreased by $31.2 million compared to $893.9 million at December 31, 2009, primarily due to an overall decline in loan balances as loan payments and payoffs exceeded loan originations. Total deposits increased $2.4 million to $684.8 million at September 30, 2010 from $682.4 million at June 30, 2010 and increased by $26.4 million, or 4%, compared to $658.4 million at December 31, 2009. Deposit growth and the reduction of outstanding loans allowed the Company to reduce Federal Home Loan Bank advances by $60.0 million during the nine months ended September 30, 2010.

Equity increased to $98.9 million at September 30, 2010 from $96.4 million at June 30, 2010 and from $97.5 million at December 31, 2009. For the nine months ended September 30, 2010, equity increased primarily due to year-to-date income of $1.4 million, increased unrealized net gains in securities of $1.0 million and ESOP shares earned in the amount of $262 thousand. Equity decreased primarily due to payment of preferred stock dividends in the amount of $724 thousand and the payment of common stock dividends in the amount of $624 thousand. Book value per common share rose to $18.79 as of September 30, 2010, compared to $18.34 as of September 30, 2009 and $18.47 as of December 31, 2009.

As of September 30, 2010, the Bank exceeded all regulatory capital requirements of the Office of Thrift Supervision. The Bank’s regulatory capital ratios were core capital 9.8%, tier 1 risk-based capital 12.9% and total risk-based capital 14.2%, versus regulatory requirements to be considered well capitalized of 5.0%, 6.0% and 10.0%, respectively.

First PacTrust Bancorp, Inc. is headquartered in Chula Vista, California with nine banking offices serving primarily San Diego and Riverside Counties in California. Financial highlights of the Company are attached.

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including the U.S. Treasury and the Federal Reserve Board, the quality or composition of the Company’s loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, the possible short-term dilutive effect of potential acquisitions and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward looking statements and undue reliance should not be placed on such statements.

Contact:

Hans Ganz, President and CEO

Phone: (619) 691-1519 ext 4000

FIRST PACTRUST BANCORP, INC.

SELECTED FINANCIAL INFORMATION

	Three Months Ended September 30		Nine Months Ended September 30
	2010	2009	2010	2009
	(In thousands)		(In thousands)
Selected Operations Data
Total interest income	$10,638	$11,515	$31,146	$35,673
Total interest expense	2,499	4,248	8,643	14,234

Net interest income	8,139	7,267	22,503	21,439
Provision for loan losses	781	2,709	8,629	12,395

Net interest income after provision for loan losses	7,358	4,558	13,874	9,044
Noninterest income	454	452	1,185	1,345
Noninterest expense	3,846	3,444	13,030	11,239

Income/(loss) before taxes	3,966	1,566	2,029	(850)
Income tax provision/(benefit)	934	71	580	(452)

Net income/(loss)	$3,032	$1,495	$1,449	$(398)

Earnings/(Loss) per share
Basic	$.66	$.30	$.17	$(.28)

Diluted	$.66	$.30	$.17	$(.28)

	September 30, 2010	December 31, 2009
	(In thousands)
Selected Financial Condition Data
Total assets	$862,713	$893,921
Cash and cash equivalents	39,908	34,596
Loans receivable, net of allowance of $17,560 at September 30, 2010 and $13,079 at December 31, 2009	689,079	748,303
Securities available-for-sale	71,194	52,304
Deposits	684,788	658,432
Bank owned life insurance investment	18,097	17,932
Advances from Federal Home Loan Bank	75,000	135,000
Shareholders’ equity	98,867	97,485

	Actual		Minimum Capital Requirements		Minimum Required to Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
September 30, 2010
Total capital (to risk- weighted assets)	$92,263	14.15%	$52,153	8.00%	$65,192	10.00%
Tier 1 capital (to risk- weighted assets)	84,114	12.90	26,077	4.00	39,115	6.00
Tier 1 (core) capital (to adjusted tangible assets)	84,114	9.80	34,340	4.00	42,925	5.00

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
Selected Financial and Capital Ratios (1)
Return on average assets	1.40%	.67%	.22%	(.06)%
Return on average equity	12.39	6.20	1.97	(.55)
General and administrative expenses to average assets	1.77	1.54	1.97	1.68
Efficiency ratio (2)	44.76	44.62	55.01	49.33
Net interest margin	4.13	3.45	3.69	3.38

Allowance for loan losses as % of loans			2.49	1.44
Non-performing assets to total assets (3)			6.73	5.91
Book Value per common share (4)			$18.79	$18.34

(1)	All applicable quarterly ratios reflect annualized figures.
(2)	Represents noninterest expense divided by net interest income plus noninterest income.
(3)	Consists of assets 90 days past due, nonaccrual loans, troubled debt restructured loans, and real estate owned assets.
(4)	Represents total equity, net of TARP related equity, divided by total common shares outstanding net of treasury stock.